Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

FUEL SYSTEMS SOLUTIONS COMPLETES RESTATEMENTS

AND REPORTS 2007 YEAR-END RESULTS

—Record Revenue for Fourth Quarter—

SANTA ANA, CA – April 22, 2008 – Fuel Systems Solutions, Inc. (Nasdaq Global: FSYS) today announced strong performance for its year ended December 31, 2007, with revenue climbing 52.9 percent for the fourth quarter and 20.2 percent for the twelve months, respectively, compared with the same periods a year earlier.

The company also filed its delayed financials with the Securities and Exchange Commission on Form 10-K for 2007 following the completion of its restated financials for 2005 and 2006. The previously disclosed restatement accounted for certain necessary adjustments associated with inventory at some of its foreign subsidiaries. The restatements resulted in a $705,000 decrease in its net loss for 2005, net of taxes, or $0.05 per share.

Revenue for the fourth quarter of 2007 jumped to a record $79.7 million from $52.1 million a year earlier. Operating income for the same period climbed sharply to $9.0 million from $2.0 million in the 2006 fourth quarter. Net income for the 2007 fourth quarter was $4.8 million, or $0.31 per diluted share, compared with a net loss of $1.2 million, or ($0.08) per share, for the same period a year ago.

For the twelve months, revenue increased 20.2 percent to $265.3 million from $220.8 million a year earlier. Operating income for the same 2007 period was $19.3 million compared with $20.0 million in the prior year. Operating income in 2007 was negatively impacted by $5.4 million in expenses related to the company’s voluntary historical stock option review and related restatement of historical financials completed in October 2007.

Other expense of $1.8 million for the twelve months in 2007 consisted primarily of an unrealized foreign exchange loss on an intercompany loan, compared with a $1.9 million unrealized foreign exchange loss in the same period of the prior year, primarily related to the same inter-company loan. Income tax expense, which primarily consists of foreign taxes, was $9.2 million during the twelve months of 2007 compared with $9.3 million for the same period in 2006. Net income for 2007

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was $5.9 million, or $0.38 per diluted share, compared with $6.9 million, or $0.46 per share, a year earlier.

“Results for 2007 reflect a 24.7 percent increase in revenue contributions derived from the company’s transportation business, or $33.6 million, and a 12.8 percent increase in the industrial business, representing additional contributions of $10.9 million,” said Mariano Costamagna, president and chief executive officer.

Industry Outlook

He noted that economic, political and environmental solutions provided by increasing utilization of gaseous fuels will continue to drive the global market. “There are more than 11.4 million vehicles in the world operating on liquefied petroleum gas (LPG) and an estimated 5.8 million in Europe, as well as approximately 5.4 million vehicles operating on compressed natural gas (CNG) – with more than 813,000 on the roads in Europe. While vehicles operating on gasoline still dominate the global market, demand for CNG and LPG applications in both the transportation and industrial sectors continues to expand,” Costamagna said.

He added that the company is beginning to leverage its global market position to capitalize on potential opportunities within the transportation market in the United States, with a particular focus on commercial high-volume fleet applications for its systems and components. “While there are numerous regulatory challenges in achieving certification for multiple engine platforms and the associated conversion from an internal combustion engine application to gaseous fuel operation, we expect the process will begin to accelerate – supported by political, economic and environmental forces,” Costamagna said.

He referenced the company’s recent announcement regarding the introduction of a 2008 low emissions fuel system utilizing General Motor’s 3.0 liter engine and designed for various off-highway industrial applications. As previously announced, this fuel system is certified to operate at emissions levels that approach Tier 4 standards scheduled to take effect in January 2010. “Utilization of gaseous fuel systems within the industrial market provides an excellent practical example for operators of transportation fleet in the Unites States, as well as elected officials and government agencies — demonstrating reliability, environmental benefits and cost-savings derived from gaseous fuels. We look forward to working with select domestic fleet customers and the Environmental Protection Agency (EPA) and the California Air Resources Board (CARB) to accelerate utilization of gaseous fuel vehicles,” Costamagna added.

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Company Outlook

Based on current projections, the company is on track to achieve revenue of at least $290 million for 2008 and gross profit margin of approximately 24 percent, with operating margin of approximately nine percent.

Teleconference and Webcast

Mariano Costamagna, president and chief executive officer, and Thomas M. Costales, chief financial officer, will host an investor conference call today at 10:00 a.m. Pacific Time to discuss the company’s financial results and operations for the year. The call will be open to all interested investors, either through a live audio Web broadcast via the Internet at http://fuelsystemssolutions.com or live by calling (877) 397-0297 (domestic) or (719) 325-4908 (international) with call ID number 4719056. For those who are not available to listen to the live broadcast, the call will be archived for two weeks on Fuel Systems Solutions’ Web site. A telephone playback of the conference call will also be available from 4:00 p.m. Eastern Time Tuesday, April 22 through 11:59 p.m. Tuesday, May 6 by calling (888) 203-1112 (domestic) or (719) 457-0820 (international) and using access code: 4719056

Fuel Systems Solutions is a holding company with two direct wholly owned subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC, through its wholly owned subsidiaries, produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at BRC’s web site http://www.brc.it

This press release contains certain forward-looking statements under the headings “Industry Outlook” and “Company Outlook” that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company’s sales expectations derived from any new customers; the potential of fleet sales initiatives and any newly introduced fuel systems; the leveraging of the company’s global market position; any expected compliance with more stringent emissions regulations in future periods; and its ability to achieve 2008 revenue of approximately $290 with gross profit margin of 24 percent and operating margin of nine percent. Such statements are only predictions, and the company’s actual results may differ materially. Factors that may cause the company’s results to differ include, but are not limited to: risks that the company’s new customers do not purchase its fuel systems as expected or that the fuel systems do not meet future emissions regulations. Readers also should consider the risk factors set forth in the company’s reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in “Risk Factors” section of the company’s Annual Report on Form 10-K, for the year ended December 31, 2007. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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(Financial tables follow)

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

	Three Months Ended December 31 (Unaudited)		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue	$79,711	$52,139	$265,331	$220,816
Cost of revenue	59,550	40,500	201,200	166,663

Gross profit	20,161	11,639	64,131	54,153
Operating expenses:
Research and development expense	1,852	1,739	7,946	8,056
Selling, general and administrative expense	9,208	7,876	36,657	25,920
Amortization of intangibles acquired	81	36	249	142

Total operating expenses	11,141	9,651	44,852	34,118

Operating income	9,020	1,988	19,279	20,035
Other income (expense), net	(285)	(869)	(1,848)	(1,871)
Interest expense, net	(268)	(364)	(963)	(705)

Income from operations before income taxes and equity share in income of unconsolidated affiliates	8,467	755	16,468	17,459
Equity share in income of unconsolidated affiliates	32	332	416	685
Write-off of investment in unconsolidated affiliates	—	(271)	—	(271)
Income tax expense	(3,305)	(1,759)	(9,159)	(9,293)

Income (loss) before minority interests	5,194	(943)	7,725	8,580
Minority interests in income of consolidated subsidiaries	(365)	(281)	(1,842)	(1,668)

Net income (loss)	$4,829	$(1,224)	$5,883	$6,912

Net income (loss) per share:
Basic	$0.31	$(0.08)	$0.38	$0.46

Diluted	$0.31	$(0.08)	$0.38	$0.46

Number of shares used in per share calculation:
Basic	15,491	15,142	15,410	14,881

Diluted	15,661	15,142	15,614	15,172

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	December 31, 2007	December 31, 2006
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$26,797	$11,546
Accounts receivable less allowance for doubtful accounts of $2,399 and $2,390, respectively	51,876	44,246
Inventories:
Raw materials and parts	33,890	28,569
Work-in-process	2,247	2,536
Finished goods	31,197	25,834
Inventory on consignment with unconsolidated affiliates	2,991	888

Total inventories	70,325	57,827
Deferred tax assets	2,248	2,324
Other current assets	3,820	2,588
Related party receivables	44	2,442

Total current assets	155,110	120,973
Equipment and leasehold improvements:
Dies, molds and patterns	5,725	6,476
Machinery and equipment	25,049	18,475
Office furnishings and equipment	8,601	7,318
Automobiles and trucks	2,047	1,394
Leasehold improvements	4,769	4,122

	46,191	37,785
Less accumulated depreciation and amortization	21,151	16,498

Net equipment and leasehold improvements	25,040	21,287
Goodwill	46,486	39,550
Deferred tax assets, net	184	18
Intangible assets, net	13,059	10,361
Investment in unconsolidated affiliates	2,310	1,374
Non-current related party receivable	3,450	3,358
Other assets	1,731	2,112

Total Assets	$247,370	$199,033

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	December 31, 2007	December 31, 2006
		(As Restated)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,314	$28,625
Accrued expenses	19,666	19,911
Current revolving lines of credit	3,307	9,103
Current portion of term and other loans	4,791	2,948
Current portion of capital leases	428	367
Deferred tax liabilities	117	111
Related party payables	5,921	2,802

Total current liabilities	84,544	63,867
Term and other loans	9,449	5,846
Capital leases	431	671
Other liabilities	5,860	6,325
Minority interest	6,601	4,946
Deferred tax liabilities	5,432	5,875

Total liabilities	112,317	87,530

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at December 31, 2007 and 2006	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 15,512,798 issued and 15,499,115 outstanding at December 31, 2007 and 15,192,409 issued and 15,180,481 outstanding at December 31, 2006	15	15
Additional paid-in capital	216,483	212,275
Shares held in treasury, 13,683 and 11,928 shares at December 31, 2007 and 2006, respectively	(432)	(460)
Accumulated deficit	(102,696)	(108,372)
Accumulated other comprehensive income	21,683	8,045

Total stockholders’ equity	135,053	111,503

Total Liabilities and Stockholders’ Equity	$247,370	$199,033